Exhibit 99.1

Savient Reports Results for First Quarter 2006

EAST BRUNSWICK, N.J. – May 11, 2006– Savient Pharmaceuticals, Inc. (NASDAQ: SVNT), a specialty pharmaceutical company focused on developing, manufacturing and marketing novel therapeutic products for unmet medical needs, announced today results for the first quarter ended March 31, 2006.

For the first quarter of 2006, total revenues were $18.9 million, down 10% from a year ago. Net income for the quarter was $4.0 million, or 6 cents per fully diluted share, compared to a net loss of $0.5 million, or 1 cent per fully diluted share for the first quarter of 2005. Our net income in the quarter was significantly positively impacted by $8.9 million of Other Income items, certain of which we do not expect to be recurring.

Christopher Clement, President and Chief Executive Officer of Savient, said, “Savient continues to move forward on its stated strategy of focusing on the developments of our clinical pipeline, in particular, the full development of Puricase (PEG-uricase). Our balance sheet continues to be strong and free of debt, and we are focusing full efforts on advancing our product Puricase® (PEG-uricase) towards commercialization. We achieved two major milestones in the first quarter when the FDA responded to our Special Protocol Assessment (SPA) for Phase 3 clinical trials for Puricase and we held our investigators meeting for the trials at the end of the quarter. In early May, the FDA provided final written approval of the SPA that allows us to begin patient dosing, which we plan on beginning later this month. These achievements keep us on track with our goal to file a BLA with the FDA in late 2007.

“During the quarter, we also announced that we retained Citigroup Corporate and Investment Banking to explore the strategic alternatives for our wholly owned subsidiary, Rosemont Pharmaceuticals Limited. We are progressing steadily forward with this project and continue to anticipate that any transaction finally determined to be pursued could be completed by the end of 2006. Furthermore, following completion of a Rosemont transaction, we remain committed to devoting the net proceeds to the full clinical and commercial development of Puricase (PEG-uricase) and to earmarking a significant portion for the pursuit of a stock repurchase plan.”

Clement highlighted several additional key developments for the first quarter of 2006:

–	Closed the sale of Delatestryl® to Indevus Pharmaceuticals and received an initial payment of $5 million coupled with an additional installment payment of $0.6 million for existing product inventory.

–	Completed the necessary financial restatements with the Securities and Exchange Commission to return to full compliance under NASDAQ rules. This included the restatement of the 2004 Annual Report on Form 10-K for the year ended December 31, 2004, including 2003, 2002 and 2001 prior period restatements and the restatement of our March 31, 2005 Form 10-Q.

–	Signed a Letter of Intent for an exclusive U.S. distribution agreement with Cytogen Corporation for Soltamox™, which transaction closed shortly after the end of the quarter.

Quarter Ended March 31, 2006

Revenues

•	Total revenues for the quarter ended March 31, 2006 were $18.9 million compared to $20.9 million during the same period a year ago.

•	Net product sales were $18.9 million compared to $20.8 million in 2005, a decrease of 9%, attributable to the decrease in Oxandrin® sales and the sale of Delatestryl® to Indevus, partially offset by an increase in sales of pharmaceutical products by Rosemont.

•	Sales of Oxandrin® were $9.4 million compared to $10.8 million a year ago. The decrease results primarily from a reduction of demand in the involuntary weight loss market and the removal of Oxandrin from the Florida State Medicaid formulary effective January 1, 2006 that was partially offset by a price increase in January, 2006.

•	Sales of Rosemont’s pharmaceutical products increased 4% to $9.4 million versus $9.1 million during the same period in 2005. Excluding the impact of exchange rate fluctuation, sales increased 12%.

Expenses

•	Total expenses for the quarter ended March 31, 2006 decreased to $22.2 million from $23.5 million during the same period a year ago. The decrease is primarily attributable to lower cost of sales, R&D expense, and commissions and royalty expense, partially offset by higher general and administrative expenses.

•	Restatement expenses that were incurred during the quarter ended March 31, 2006 were approximately $1.0 million.

Other Income, net

•	Other income, net was $8.9 million for the quarter ended March 31, 2006 as compared to other income, net of $2.2 million in the first quarter of 2005. The increase is primarily attributable to the gain on sale of Delatestryl® of approximately $6.0 million and an increase in investment income.

Income Taxes

•	Provision for income taxes increased to $1.6 million for the quarter ended March 31, 2006 compared to $0.1 million for the same period in 2005. The increase in provision for income taxes was primarily attributable to the Rosemont pharmaceutical products segment.

Balance Sheet

•	Savient had cash, cash equivalents, and short-term investments of $89.2 million as of March 31, 2006, compared to $75.4 million at year-end 2005. The Company has no long-term debt.

CONFERENCE CALL

Savient will host a live webcast to review first quarter 2006 results today, May 11, 2006 at 10:00 a.m. EDT. Both the live and archived webcast can be accessed from the investor relations page of Savient's website at www.savientpharma.com. A digital recording of the webcast will be available for replay two hours after the call's completion and will be archived through May 25, 2006.  To access the recording, use the Dial-In Number and the Conference ID listed below.

Encore Dial In #:   (800) 642-1687 or (706) 645-9291
Encore Dates:     05/11/2006 11:00 EST   -   05/25/2006 23:59 EST

Conf ID           8982341

ABOUT SAVIENT

Based in East Brunswick, New Jersey, Savient Pharmaceuticals, Inc., is a specialty pharmaceuticals company and is engaged in developing, manufacturing and marketing pharmaceutical products that address unmet medical needs in both niche and broader markets. The Company's lead product development candidate, Puricase® (PEG-uricase), for the treatment of refractory gout has reported positive Phase 1 and 2 clinical data. Savient's experienced management team is committed to advancing its pipeline and expanding its product portfolio by in-licensing late stage compounds and exploring co-promotion and co-development opportunities that fit the Company's expertise in specialty pharmaceuticals and initial focus in rheumatology. Savient markets its product Oxandrin® (oxandrolone, USP) in the United States. The Company's subsidiary, Rosemont Pharmaceuticals Ltd., develops, manufactures, and markets through its own sales force oral liquid formulations of prescription products for the UK pharmaceutical market. Rosemont's product portfolio includes over 100 liquid formulations primarily targeting the geriatric population. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc. Further information on the Company can be accessed by visiting: www.savientpharma.com.

FORWARD LOOKING LANGUAGE

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this report regarding the Company's strategy, expected future financial position, results of operations, cash flows, financing plans, discovery and development of products, strategic alliances, competitive position, plans and objectives of management are forward-looking statements. Words such as "anticipate,""believe,""estimate,""expect,""intend,""plan,""will" and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, the statements regarding the completion of the evaluation of strategic alternatives and for a potential transaction regarding Rosemont Pharmaceuticals, the clinical development of Puricase (PEG-uricase), commencement of the Phase 3 clinical trial for Puricase (PEG-uricase), time for completion of patient recruitment and timing for the filing of an BLA for Puricase (PEG-uricase), and the timing and size of a stock repurchase plan are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company's business and the biopharmaceutical and specialty pharmaceutical industries in which the Company operates. Such risks and uncertainties include, but are not limited to, the Company's ability to conclude its strategic evaluation and consummate an appropriate transaction with respect to Rosemont Pharmaceuticals on attractive terms; delay or failure in developing Puricase and other product candidates; difficulties of expanding the Company's product portfolio through in-licensing; introduction of generic competition for Oxandrin; fluctuations in buying patterns of wholesalers; potential future returns of Oxandrin or other products; the Company's continuing to incur substantial net losses for the foreseeable future; difficulties in obtaining financing; potential development of alternative technologies or more effective products by competitors; reliance on third-parties to manufacture, market and distribute many of the Company's products; economic, political and other risks associated with foreign operations; risks of maintaining protection for the Company's intellectual property; risks of an adverse determination in on-going or future intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical and specialty pharmaceutical industries. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the Company's forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. The Company's forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that the Company may make. The Company does not assume any obligation to update any forward-looking statements.

SVNT (E)

CONTACT:
Jack Domeischel
Savient Pharmaceuticals, Inc.
732-565-4716
jdomeischel@savientpharma.com

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2006 (Unaudited)	December 31, 2005

Assets:
Cash, cash equivalents and short-term investments	$89,211	$75,372
Accounts receivable, net	8,999	11,716
Inventories, net	9,517	9,419
Other current assets	4,664	9,356

Total current assets	112,391	105,863

Property and equipment, net	6,564	6,144
Intangible assets, net	66,625	67,638
Goodwill	40,121	40,121
Other long term-assets	3,514	2,925

Total assets	$229,215	$222,691

Liabilities and stockholders' equity:
Current liabilities	$23,048	$20,866
Deferred income taxes	19,989	20,431
Stockholders’ equity	186,178	181,394

Total liabilities and stockholders’ equity	$229,215	$222,691

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share data)

		Three Months Ended March 31,
		2006		2005

Revenues:
Product sales, net	$	18,906	$	20,826
Other		—		75

Total revenues		18,906		20,901

Expenses:
Cost of sales		3,855		5,611
Research and development		3,987		5,167
Marketing and sales		4,656		5,014
General and administrative		8,710		5,371
Commissions and royalties		1		1,319
Amortization of intangibles		1,013		1,013

Total expenses		22,222		23,495

Operating Loss		(3,316)		(2,594)
Other income, net		8,855		2,186

Income (loss) before income taxes		5,539		(408)
Income tax expense		1,561		126

Net income (loss) from continuing operations		3,978		(534)
Net income discontinued operations		—		57

Net income (loss)	$	3,978	$	(477)

Earnings (loss) per common share:
Basic:
Income (loss) from continuing operations		$0.06		$(0.01)
Income from discontinued operations		—		—

Net income (loss)		$0.06		$(0.01)

Diluted:
Income (loss) from continuing operations		$0.06		$(0.01)
Income from discontinued operations		—		—

Net income (loss)		$0.06		$(0.01)

Weighted average number of common and common equivalent shares:
Basic		61,212		60,545
Diluted		62,107		60,545

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